UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 1, 2008

THE MCGRAW-HILL COMPANIES, INC.

(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1221 Avenue of the Americas, New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

(212) 512-2564

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Principal Accounting Officer.

Effective November 1, 2008, Emmanuel Korakis, age 34, was appointed Senior Vice President and Corporate Controller of the Registrant. Mr. Korakis will also serve as the Registrant’s principal accounting officer. Mr. Korakis will report to Robert J. Bahash, Executive Vice President and Chief Financial Officer. Mr. Bahash had assumed the duties of principal accounting officer on June 3, 2008 and ceased to serve in that capacity upon the effective date of Mr. Korakis’ appointment as Corporate Controller.

Prior to this appointment, Mr. Korakis was, since March of 2007, Senior Director, Financial Reporting, of the Registrant. Prior to joining the Registrant, Mr. Korakis was a Senior Director of Finance at Motorola, and, previously, Senior Manager and then Chief Audit Executive at Symbol Technologies beginning in December 2003. Before that, he was a Senior Manager in the Audit and Assurance Practice of KPMG LLP.

Mr. Korakis will receive a base salary of $215,000, effective November 1, 2008. Additionally, he will receive a long-term share award valued at $55,000 on November 3, 2008, of which 75% will be granted as Restricted Shares and 25% as Stock Options. The Restricted Shares will vest on November 3, 2011 based on achievement of individual goals. The stock option grant will vest at the rate of 50% on the first anniversary of the grant and 50% on the second anniversary of the grant and is exercisable for a ten-year period from the date of the grant. Mr. Korakis will participate in the Management Severance Plan and the Management Death and Disability Benefits Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE McGRAW-HILL COMPANIES, INC.

/s/ Kenneth M. Vittor
By:	Kenneth M. Vittor
Executive Vice President and General Counsel

Dated: November 5, 2008